EXHIBIT 99.1
Select Inquiries Received through March 19, 2008
1) Please discuss how the dislocations in the credit markets are affecting CACC. Specifically, your last asset-backed non-recourse secured financing took place at the end of October of 2007. Do you expect to do a similar transaction in the next two months? If not, what alternatives does CACC have in financing its origination of used car loans? Will these alternatives require you to slow down your origination loan growth (dollar and unit volumes) or affect your return on invested capital and your per share earning growth rate?
We ended 2007 with $797 million of invested capital. Capital grew rapidly in 2007 (32.4%) and we believe we have an opportunity to invest additional capital in our business at attractive rates of return. To do so will require us to raise additional debt in 2008.
The $797 million of capital at year end was comprised of $532 million of debt and $265 million in shareholder’s equity. Although the precise amount of debt we require will depend on profitability and rates of growth, our current plans call for a minimum of $750 million in total debt capacity by year-end.
Since the start of the year we have renewed our $325 million warehouse line of credit through February 11, 2009 and increased our bank line of credit to $153.5 million. This line of credit matures on June 20, 2009 and will be automatically extended to June 22, 2010 provided that we report net income of at least $5.0 million for the first quarter of 2008. In addition, we expect to have $100 million of term asset-backed debt outstanding at year-end. As a result, we will need to secure an additional $171.5 million to reach our target ($750 million — ($325 million + $153.5 million + $100 million).
We are currently working on a number of alternatives to secure the debt financing we need. These alternatives include further increasing the size of our bank line of credit, increasing the size of our warehouse line of credit, accessing capital through the long-term debt market, or an asset-backed securitization. It is difficult to characterize the probability of success at this time, except to say we have an excellent business with high returns on capital and a conservative balance sheet. We offer our lenders a very low risk financing opportunity since the amount we borrow is very conservative relative to the cash flows we expect from our assets.
If we are unsuccessful in this effort, we will be required to reduce origination levels. The impact of lower loan origination levels on our financial performance depends on the specific assumptions that are applied.
We are working diligently through each of the alternatives and are attempting to secure the capital we need as soon as possible. We will make public announcements at such time as we have additional news to report.

2) Could you please comment on the competitive environment since the beginning of the New Year?
Unit volumes are up 14.6% for the first two months of 2008, as compared to the same period of the prior year. The increase is at the high-end of our expectations since our pricing is more conservative than a year ago, and we experienced very high growth rates in January and February of 2007 (27.4%). We believe the growth rate so far this year is at least partially the result of a more favorable competitive environment.
3) And finally, do you expect the Economic Stimulus Act of 2008 to benefit the company in any meaningful way?
Loan originations and collections have historically been positively impacted by tax refunds received in the first quarter of each year. As a result, we are optimistic that tax refunds generated as a result of the Economic Stimulus Act will have a similarly positive impact on our mid-year results.